WEIL:\95397260\1\52399.0016
Exhibit 4.14.10
EXECUTION VERSION
AMENDED AND RESTATED GROUP II ADMINISTRATION AGREEMENT
Dated as of June 17, 2015

among
HERTZ VEHICLE FINANCING II LP,
as Issuer,

THE HERTZ CORPORATION,
as Group II Administrator,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

EXHIBIT A - Form of Power of Attorney

AMENDED AND RESTATED GROUP II ADMINISTRATION AGREEMENT dated as of June 17, 2015, among HERTZ VEHICLE FINANCING II LP, a special purpose limited partnership formed under the laws of Delaware (the “Issuer”), THE HERTZ CORPORATION, a Delaware corporation, as administrator (the “Group II Administrator”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as trustee (the “Trustee”) under the Group II Indenture (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, the Issuer, the Group II Administrator and the Trustee entered into the Group II Administration Agreement, dated as November 25, 2013 (the “Prior Agreement”);
WHEREAS, the Issuer has entered into and will enter into the Group II Related Documents to which it is and will be a party in connection with the issuance of the Group II Notes under the Group II Indenture;
WHEREAS, the Issuer has entered into and will enter into the Series Related Documents to which it is and will be a party in connection with the issuance of each Series of Group II Notes under the Group II Indenture and the Series Related Documents with respect to each such Series of Group II Notes;
WHEREAS, pursuant to the Group II Related Documents, the Issuer is required to perform certain duties relating to the Group II Indenture Collateral pursuant to the Group II Indenture;
WHEREAS, pursuant to the Series Related Documents with respect to each Series of Group II Notes, the Issuer is required to perform certain duties relating to the Group II Series-Specific Collateral with respect to such Series of Group II Notes pursuant to the Series Related Documents with respect to such Series of Group II Notes;
WHEREAS, the Issuer desires to have the Group II Administrator perform certain of the duties of the Issuer referred to in the preceding clauses, and to provide such additional services consistent with the terms of this Agreement, the Group II Related Documents and the Series Related Documents with respect to each Series of Group II Notes as the Issuer may from time to time request;
WHEREAS, the Group II Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer on the terms set forth herein;
WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as herein set forth;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1.Definitions and Rules of Construction.
(a)Definitions. Except as otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in the Amended and Restated Group II Supplement, dated as of June 17, 2015 (the “Group II Supplement”), between the Issuer and the Trustee, to the Amended and Restated Base Indenture, dated as of October 31, 2014 (the “Base Indenture”, and together with the Group II Supplement, the “Group II Indenture”), between the Issuer and the Trustee.
(b)Rules of Construction. In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires:
(i)the singular includes the plural and vice versa;
(ii)references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);
(iii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;
(iv)reference to any gender includes the other gender;
(v)reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;
(vi)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(viii)the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party; and
(ix)references to sections of the Code also refer to any successor sections.
SECTION 2.Duties of Group II Administrator. (a) Duties with respect to the Group II Related Documents. The Group II Administrator agrees to perform all its duties under the Group II Related Documents and certain of the Issuer’s duties under the Group II Related Documents, in each case to the extent relating to the Group II Indenture Collateral, any Group II Series-Specific Collateral or the Group II Note Obligations. To the extent relating to the Group II Indenture Collateral, any Group II Series-Specific Collateral or the Group II Note Obligations, the Group II Administrator shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Base Indenture. In furtherance of the foregoing, the Group II Administrator shall take all appropriate action that it is the duty of the Issuer to take pursuant to the Base Related Documents, the Group II Related Documents and the Series Related Documents with respect to each Series of Group II Notes, including such of the foregoing as are required with respect to the following matters to the extent they relate to the Group II Indenture Collateral, any Group II Series-Specific Collateral or the Group II Note Obligations (unless otherwise specified, references in this Section 2(a) are to sections of the Base Indenture):
(A)the preparation of or obtaining of the documents and instruments required for execution and authentication of the Group II Notes, if any, and delivery of the same to the Trustee (Sections 2.2 and 2.4);
(B)the duty to cause the Note Register to be kept and to give the Trustee notice of any appointment of a new Registrar and the location, or change in location, of the Note Register and the office or offices where Group II Notes may be surrendered for registration of transfer or exchange (Sections 2.5 and 6.1);
(C)the duty to cause newly appointed Paying Agents, if any, to deliver to the Trustee the instrument specified in the Base Indenture regarding funds held in trust (Section 2.6);
(D)the direction to Paying Agents to pay to the Trustee all sums relating to any Series of Notes held in trust by such Paying Agents (Section 2.6);
(E)the furnishing, or causing to be furnished, to the Trustee or the Paying Agent, as applicable, instructions as to withdrawals and payments from any accounts specified in a Group II Series Supplement in accordance with Section 2.6(a) of the Base Indenture and the applicable provisions of the Group II Supplement and such Group II Series Supplement (Section 2.6(a));
(F)the delivery of notice to the Trustee of each default of the Issuer with respect to any provision described in the Base Indenture setting forth the details of such default and any action with respect thereto taken or contemplated to be taken by the Issuer (Section 2.6(a));
(G)upon surrender for registration or transfer of any Group II Note, the execution in the name of the designated transferee or transferees of one or more new Group II Notes (Section 2.8);

(H)the notification of the Trustee in writing that the Clearing Agency is no longer willing or able to properly discharge its duties under the Base Indenture or that the Issuer at its option elects to terminate the book entry system through the Clearing Agency (Section 2.13);
(I)the preparation of Definitive Notes and arranging the delivery thereof (Section 2.13);
(J)if so requested, the furnishing, or causing to be furnished, to any Group II Noteholder, Group II Note Owner or prospective purchaser of the Group II Notes any information required pursuant to Rule 144(d)(4) under the Securities Act (Article IV);
(K)the maintenance of the Issuer’s qualification to do business in each jurisdiction in which the failure to so qualify would be reasonably likely to result in a Material Adverse Effect (Sections 5.1 and 6.2);
(L)the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by the Issuer pursuant to Section 5.8 of the Base Indenture or any other Group II Related Document or Series Related Document with respect to any Series of Group II Notes (Section 5.8);
(M)the keeping of books of record and account in accordance with Section 6.4 of the Base Indenture (Section 6.4);
(N)the delivery of notice to the Trustee and the Rating Agencies of material proceedings (Section 6.5);
(O)the preparation and delivery of written instructions with respect to the investment of funds on deposit in the Group II Collection Account and any other accounts specified in a Group II Series Supplement (Base Indenture Section 6.13 and Group II Supplement Section 5.1(b));
(P)the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by the Issuer pursuant to Section 4.1(b) of the Group II Supplement (Group II Supplement Section 4.1(b));
(Q)the preparation and the obtaining of documents and instruments required for the release of the Issuer from its obligation under the Base Indenture or any other Group II Related Document or Series Related Document with respect to any Series of Group II Notes (Section 8.1);
(R)the direction, if necessary, to the firm of independent certified public accountants to furnish reports to the Trustee in accordance with Section 8.1(b)(i) of the Base Indenture (Section 8.1(b)(i));

(S)the preparation of Officer’s Certificates with respect to the execution of Supplements to the Base Indenture (Sections 9.1 and 9.2);
(T)the preparation of Officer’s Certificates with respect to any requests by the Issuer to the Trustee to take any action under the Base Indenture (Section 10.2).
(U)the preparation, obtaining or filing of the instruments, opinions and certificates and other documents required for the release of the Group II Indenture Collateral or any Group II Series-Specific Collateral (Group II Supplement Section 3.4);
(V)the preparation and maintenance, or causing to be prepared and maintained, a Daily Group II Collection Report for each Business Day (Group II Supplement Section 4.1(a));
(W)the forwarding, or causing to be forwarded, to the Trustee copies of all reports, certificates, information or other materials delivered to the Issuer pursuant to the Group II Leasing Company Related Documents (Group II Supplement Section 8.8(a));
(X)the furnishing, or causing to be furnished, to the Trustee, a Monthly Noteholders’ Statement with respect to each Series of Group II Notes (Group II Supplement Section 4.2(c));
(Y)the delivery, or causing to be delivered, to the Trustee, an Officer’s Certificate of the Issuer to the effect that no Amortization Event or Potential Amortization Event with respect to any Series of Group II Notes Outstanding has occurred or is continuing (Group II Supplement Section 4.1(c));
(Z)the furnishing, or causing to be furnished, to the Trustee or the Paying Agent, as applicable, instructions as to withdrawals and payments from the Group II Collection Account and any other accounts specified in a Series Supplement relating to the Group II Notes in accordance with Section 4.1(c) of the Group II Supplement (Group II Supplement Section 4.1(c));
(AA)on or before January 31 of each calendar year, beginning with the calendar year 2014, the furnishing, or causing to be furnished, to any Group II Noteholder who at any time during the preceding calendar year was a Group II Noteholder, the Annual Noteholders’ Tax Statement (Group II Supplement Section 4.2(b));
(AB)the directing of all Group II Collections due and to become due to the Issuer or the Trustee, as the case may be, to be deposited to the Group II Collection Account at such times as such amounts are due (Group II Supplement Section 5.3(a));

(AC)the preparation and delivery of written instructions with respect to the allocation of Group II Collections deposited into the Group II Collection Account in accordance with Article V of the Group II Supplement (Group II Supplement Section 5.3(b));
(AD)the filing, or causing to be filed, of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Group II General Intangibles Collateral and the Group II Indenture Collateral (Group II Supplement Section 7.1(j));
(AE)the notification, or causing to be notified, of the Trustee and the Rating Agencies, of any Potential Amortization Event or Amortization Event with respect to any Series of Group II Notes Outstanding together with an Officer’s Certificate of the Issuer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Issuer (Group II Supplement Section 8.3);
(AF)the furnishing, or causing to be furnished, to the Trustee such other information relating to the Group II Notes as, and in such form as, the Trustee may reasonably request in connection with the transactions contemplated by the Group II Supplement or any Group II Series Supplement (Group II Supplement Section 8.4);
(AG)the taking, execution and delivery, or causing to be taken, executed and delivered, to the Trustee such additional assignments, agreements, powers and instruments as are necessary or desirable to maintain the security interest of the Trustee in the Group II Indenture Collateral on behalf of the Group II Noteholders as a perfected security interest (Group II Supplement Section 8.5(a));
(AH)the obtaining of and the annual delivery of an Opinion of Counsel, in accordance with Section 8.5(d) of the Group II Supplement, as to the Group II Indenture Collateral (Group II Supplement Section 8.5(d));
(AI)the preparation of Officer’s Certificates with respect to any requests by the Issuer to the Trustee to take any action under the Base Indenture (Section 10.2 and Section 10.3);
(AJ)the preparation of Officer’s Certificates and the obtaining of Opinions of Counsel with respect to the execution of Group II Series Supplements or Group II Supplemental Indentures (Group II Supplement Sections 10.1(b)); and
(a)Additional Duties. In addition to the duties of the Group II Administrator set forth above, to the extent relating to the Group II Indenture Collateral, any Group II Series-Specific Collateral or the Group II Note Obligations, the Group II Administrator shall perform, prepare or otherwise satisfy such actions, determinations, calculations, directions, instructions, notices, deliveries or other performance obligations and shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to do pursuant to the Group II Related Documents or the Series Related Documents with respect each Series of Group II Notes, and shall take all appropriate action that it is the duty of the Group II Administrator or the Issuer to take pursuant to such Group II Related Documents and the Series Related Documents with respect to each Series of Group II Notes.
(b)Power of Attorney. The Issuer shall execute and deliver to the Group II Administrator, and to each successor Group II Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Group II Administrator the attorney-in-fact of the Issuer for the purpose of executing on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions that the Group II Administrator has agreed to prepare, file or deliver pursuant to this Agreement.
(c)Certain Limitations on Group II Administrator Obligations. Notwithstanding anything to the contrary in this Agreement, the Group II Administrator shall not be obligated to, and shall not, (x) make any payments to the Group II Noteholders under the Group II Related Documents, (y) sell the Group II Indenture Collateral pursuant to the Group II Indenture or sell any Group II Series-Specific Collateral pursuant to the related Group II Series Supplement or (z) take any action as the Group II Administrator on behalf of the Issuer that the Issuer directs the Group II Administrator not to take on its behalf.
(e)    Delegation of Duties. Notwithstanding anything to the contrary in this Agreement, the Group II Administrator may delegate to any Affiliate of the Group II Administrator the performance of the Group II Administrator’s obligations as Group II Administrator pursuant to this Agreement (but the Group II Administrator shall remain fully liable for its obligations under this Agreement).
SECTION 3.Records. The Group II Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer or the Trustee at any time during normal business hours.
SECTION 4.Compensation. As compensation for the performance of the Group II Administrator’s obligations under this Agreement, the Group II Administrator shall be entitled to $10,000.00 per month (the “Monthly Administration Fee”) which shall be payable on each Payment Date.
SECTION 5.Additional Information To Be Furnished to Issuer. The Group II Administrator shall furnish to the Issuer from time to time such additional information regarding the Group II Indenture Collateral and any Group II Series-Specific Collateral as the Issuer shall reasonably request.

SECTION 6.Independence of Group II Administrator. For all purposes of this Agreement, the Group II Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer (including, for the avoidance of doubt, as authorized in this Agreement, any Base Related Document, any Group II Related Document or any Series Related Document with respect to any Series of Group II Notes), the Group II Administrator shall have no authority to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.
SECTION 7.No Joint Venture. Nothing contained in this Agreement shall (i) constitute the Group II Administrator or the Issuer as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.
SECTION 8.Other Activities of Group II Administrator. (a) Nothing herein shall prevent the Group II Administrator or its Affiliates from engaging in other businesses or, in the sole discretion of any such Person, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer or the Trustee.
(b)The Group II Administrator and its Affiliates may generally engage in any kind of business with any person party to any Master Related Document, any of such party’s Affiliates and any person who may do business with or own securities of any such person or any of its Affiliates, without any duty to account therefor to the Issuer or the Trustee.
SECTION 9.Term of Agreement; Resignation and Removal of Group II Administrator. (a) This Agreement shall continue in force until termination of the Base Indenture and the Group II Related Documents, in each case to the extent related to the Group II Indenture Collateral or the Group II Note Obligations, and the Series Related Documents with respect to each Series of Group II Notes, in the case of any of the foregoing, in accordance with their respective terms and the payment in full of all obligations owing thereunder, upon which event this Agreement shall automatically terminate.
(a)Subject to Sections 9(d) and 9(e), the Issuer, with the written consent of the Requisite Group II Investors, may remove the Group II Administrator without cause by providing the Group II Administrator with at least sixty (60) days’ prior written notice.
(b)Subject to Sections 9(d) and 9(e), the Trustee may, and at the direction of the Requisite Group II Investors shall, remove the Group II Administrator upon written notice of termination from the Trustee to the Group II Administrator if any of the following events shall occur (each a “Group II Administrator Default”):

(i)the Group II Administrator shall materially default in the performance of any of its duties under this Agreement and such default materially and adversely affects the interests of the Group I Noteholders and, after notice of such default, the Group II Administrator shall not cure such default within thirty (30) days (or, if such default cannot be cured in such time, shall not give within thirty days such assurance of cure as shall be reasonably satisfactory to the Issuer);
(ii)a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Group II Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Group II Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or
(iii)the Group II Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Group II Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.
The Group II Administrator agrees that if any of the events specified in clause (ii) or (iii) of this Section shall occur, it shall give written notice thereof to the Issuer and the Trustee within five days after the happening of such event.
(c)No resignation or removal of the Group II Administrator pursuant to this Section shall be effective until (i) a successor Group II Administrator shall have been appointed by the Issuer and (ii) such successor Group II Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Group II Administrator is bound hereunder. The Issuer shall provide written notice of any such removal to the Trustee, each Group II Series Enhancement Provider and the Rating Agencies.
(d)The appointment of any successor Group II Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to each Series of Group II Notes Outstanding.
(e)A successor Group II Administrator shall execute, acknowledge and deliver a written acceptance of its appointment hereunder to the resigning Group II Administrator and to the Issuer. Thereupon the resignation or removal of the resigning Group II Administrator shall become effective and the successor Group II Administrator shall have all the rights, powers and duties of the Group II Administrator under this

Agreement. The successor Group II Administrator shall mail a notice of its succession to the Group II Noteholders. The resigning Group II Administrator shall promptly transfer or cause to be transferred all property and any related agreements, documents and statements held by it as Group II Administrator to the successor Group II Administrator and the resigning Group II Administrator shall execute and deliver such instruments and do other things as may reasonably be required for fully and certainly vesting in the successor Group II Administrator all rights, powers, duties and obligations hereunder.
(f)In no event shall a resigning Group II Administrator be liable for the acts or omissions of any successor Group II Administrator hereunder.
SECTION 10.Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 9(a) or the resignation or removal of the Group II Administrator pursuant to Section 9(b) or 9(c), respectively, the Group II Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Group II Administrator shall forthwith upon termination pursuant to Section 9(a) deliver to the Issuer all property and documents of or relating to the Group II Collateral and any Group II Series-Specific Collateral then in the custody of the Group II Administrator. In the event of the resignation or removal of the Group II Administrator pursuant to Section 9(b) or 9(c), respectively, the Group II Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Group II Administrator.
SECTION 11.Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:
(a)if to the Issuer, to
Hertz Vehicle Financing II LP
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(b)if to the Group II Administrator, to
The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(c)if to the Trustee, to
The Bank of New York Mellon, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL 60602
Attention: Corporate Trust Administration - Structured Finance

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above, except that notices to the Trustee are effective only upon receipt.
SECTION 12.Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Group II Administrator and the Trustee.
SECTION 13.Successors and Assigns. The parties hereto acknowledge that the Trustee has accepted the assignment of the Issuer’s rights under this Agreement pursuant to the Group II Supplement. Subject to Section 2(e), this Agreement may not be assigned by the Group II Administrator unless such assignment is previously consented to in writing by the Issuer and the Trustee and subject to satisfaction of the Rating Agency Condition with respect to each Series of Group II Notes Outstanding. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Group II Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Group II Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Group II Administrator; provided that, such successor organization executes and delivers to the Issuer and the Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Group II Administrator is bound hereunder; provided further that, the Rating Agency Condition with respect to each Series of Group II Notes Outstanding shall have been satisfied with respect to such successor. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.
SECTION 14.GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
SECTION 15.Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.
SECTION 16.Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
SECTION 17.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 18.Limitation of Liability of Trustee and Group II Administrator. Notwithstanding anything contained herein to the contrary, in no event shall either the Trustee or the Group II Administrator have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.
SECTION 19.Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the Group II Administrator, the Issuer and the Trustee shall not, prior to the date which is one year and one day after the payment in full of all the Notes, petition or otherwise invoke, join with, encourage or cooperate with any other party in invoking or cause the Issuer or the HVF II General Partner to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer or the HVF II General Partner under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or the HVF II General Partner or any substantial part of their property, or ordering the winding up or liquidation of the affairs of the Issuer or the HVF II General Partner.
SECTION 20.Liability of Group II Administrator. The Group II Administrator agrees to indemnify the Issuer and the Trustee and their respective agents (the “Indemnified Parties”) from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred therewith, including reasonable attorney’s fees and expenses incurred by the Indemnified Parties as a result of, or arising out of, or relating to the entering into and performance of any Group II Related Document by the Indemnified Parties or suffered or sustained by the Indemnified Parties by reason of any acts, omissions or alleged acts or omissions arising out of the Group II Administrator’s activities pursuant to any Group II Related Document. Notwithstanding anything in the foregoing to the contrary, the Group II Administrator shall not be obligated under its agreements of indemnity contained in this Section 20 (i) for any liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties or (ii) in respect of any claim arising out of the assessment of any tax against the Indemnified Parties. The obligations of the Group II Administrator and the rights of the Indemnified Parties under this Section 20 shall survive any termination of this Agreement, in whole or in part.
SECTION 21.Limited Recourse to the Issuer. The obligations of the Issuer under this Agreement are solely the obligations of the Issuer. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of the Issuer. Fees, expenses, costs or other obligations payable by the Issuer hereunder shall be payable by the Issuer to the extent and only to the extent that the Issuer is reimbursed therefor pursuant to any of the Group II Related

Documents or Series Related Documents with respect to any Series of Group II Notes, or funds are then available or thereafter become available for such purpose pursuant to Article V of the Base Indenture, and the amount of any fees, expenses or costs exceeding such funds shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, the Issuer.
SECTION 22.Electronic Execution. This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.
HERTZ VEHICLE FINANCING II LP,
as Issuer

By:    HVF II GP Corp., its General Partner

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

THE HERTZ CORPORATION,
as Group II Administrator

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, TRUST COMPANY N.A.,
as Trustee

By:    /s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President

EXHIBIT A
[Form of Power of Attorney]

POWER OF ATTORNEY
STATE OF             )
)
COUNTY OF             )
KNOW ALL MEN BY THESE PRESENTS, that HERTZ VEHICLE FINANCING II LP (“HVF II”), does hereby make, constitute and appoint THE HERTZ CORPORATION as Group II Administrator under the Amended and Restated Group II Administration Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of HVF II all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of HVF II to prepare, file or deliver pursuant to the Amended and Restated Group II Administration Agreement, including, without limitation, to appear for and represent HVF II in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to HVF II, and with full power to perform any and all acts associated with such returns and audits that HVF II could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this Power of Attorney, the term “Amended and Restated Group II Administration Agreement” means the Amended and Restated Group II Administration Agreement dated as of June 17, 2015 among HVF II, The Hertz Corporation, as Group II Administrator, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as such maybe amended, modified or supplemented from time to time.
All powers of attorney for this purpose heretofore filed or executed by HVF II are hereby revoked.
EXECUTED this [ ]th day of [ ], 201[ ].
HERTZ VEHICLE FINANCING II LP,
as Issuer

By:    HVF II GP Corp.,
its General Partner

By: